Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

US$400 million 2% Guaranteed Convertible Notes Due 2011

23 August 2004

Shire Pharmaceuticals Group plc (the "Company")

Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that in accordance with the terms of the 2% Guaranteed Convertible Notes due 2011 issued by Shire Finance Limited and guaranteed by Shire ("Notes"), persons holding in aggregate $366,198,000 in principal of the Notes have exercised their option to put the Notes back to the issuer. These Notes, which represent 99% of the total Notes outstanding, will be immediately cancelled. Repayment will be funded from Shire group's existing cash resources. As at the date of this announcement, the total principal amount of the outstanding Notes is $4,027,000.

T May
Company Secretary

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world's key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company's website: www.shire.com